Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-127580 on Form S-8, Registration Statement Nos. 333-36595, 333-42884 and 333-55994 on Form S-3 and Registration Statement No. 333-139581 on Form S-3ASR of our report dated February 28, 2008, relating to the consolidated financial statements of PCH Atlanta Venture, LLC (which reports express an unqualified opinion), appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Post Properties, Inc. and Post Apartment Homes. L.P. for the year ended December 31, 2007.
/s/Deloitte & Touche LLP
Atlanta, Georgia
March 24, 2008

Post Properties, Inc.	19
Post Apartment Homes, L.P.